EXHIBIT 99.1

Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, TX 77054

IMMEDIATE RELEASE

Sharps Compliance Secures New $5.0 Million Line of Credit

HOUSTON, Texas, July 19, 2010 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting, announced today that it has entered into a new $5.0 million, two-year Credit Agreement with Wells Fargo Bank, National Association.  The Credit Agreement provides for a revolving line of credit and replaces the Company’s prior $2.5 million Line of Credit Agreement with JPMorgan Chase Bank, N.A. Borrowings under the new line may be used for working capital, capital expenditures, letters of credit, acquisitions, and general corporate purposes.

Regarding the announcement, Mr. David P. Tusa, President of Sharps Compliance Corp., stated, “The new line of credit, which doubles our borrowing capacity, is a reflection of our growth and financial performance over the last few years.  The new credit agreement will enhance our flexibility and provide additional support for our continued expansion as we work to penetrate the estimated $2 billion market for the management of medical waste and unused medications outside the large healthcare and hospital setting.”

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting.  Its strategy is to capture a large part of the estimated

$2 billion untapped market for used syringes and unused medical waste outside of hospital and large healthcare settings by targeting the major agencies that are interrelated with this medical waste stream; that is the U.S. government, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, and the professional market comprised of physician, dentists and veterinary practices.  As a fully integrated medical waste management company providing customer solutions and services, the Company’s solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth.

The Company’s flagship product, the Sharps® Recovery System™ (formerly Sharps Disposal by Mail System®), is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as “sharps”).  Its other products include the Sharps®MWMS™ (Medical Waste Management System), a comprehensive medical waste and dispensed unused medication solution designed for emergency preparedness programs.  Sharps also offers vendor managed inventory programs and Patient Support Programs which incorporate the Company’s SharpsTracer™ system.

Its TakeAwayRecovery System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance.  Wherever used, the words “estimate”, “expect”, “plan”, “anticipate”, “believe”, “may” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations.  Some of these risks include, without limitation, the company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission.  Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.  The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

For more information contact:	- OR -
David P. Tusa Sharps Compliance Corp. President	Deborah Pawlowski Kei Advisors LLC Investor Relations
Phone: (713) 660-3514 Email: dtusa@sharpsinc.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com